Tapestry, Inc.
2018 Stock Incentive Plan
Restricted Stock Unit Award Grant Notice and Agreement
For Outside Directors

NAME

Tapestry, Inc. (the “Company”) is pleased to confirm that you have been granted a restricted stock unit award (this “Award”), effective as of GRANT DATE (the “Grant Date”), as provided in this agreement (the “Agreement”) pursuant to the Tapestry, Inc. 2018 Stock Incentive Plan (as may be amended, restated or otherwise modified from time to time and in effect on the Grant Date, the “Plan”). Capitalized terms used but not defined in the Agreement shall have the meanings given to such terms in the Plan.
1.    Award. Subject to the restrictions, limitations and conditions as described below, the Company hereby awards to you as of the Grant Date:
# of RSUs restricted stock units (“RSUs”)
Each RSU represents the right to receive one share (an “Award Share”) of the Company’s Common Stock, par value $.01 per share (the “Common Stock”) upon the satisfaction of terms and conditions set forth in the Agreement and the Plan. The RSUs are not transferable by you by means of sale, assignment, exchange, pledge, or otherwise, and prior to vesting and while the restrictions are in effect, the Award Shares underlying the RSUs are not transferable by you by means of sale, assignment, exchange, pledge, or otherwise.
2.    Vesting. The RSUs shall become vested twelve (12) months after the Grant Date (the “Vesting Date”); provided, that, subject to Section 3 of the Agreement, you remain in continuous service as a Director of the Company during the period beginning on the Grant Date and ending on the Vesting Date.
3.    Death or Total Disability; Change of Control; Other Resignation or Removal.

a)
If you cease active service with the Company’s Board of Directors prior to the Vesting Date because of your death or Permanent and Total Disability (as defined below), then all RSUs will vest as of the date of your death or the date you are determined to be Permanently and Totally Disabled and will be distributed to you in accordance with Section 4 of the Agreement. For purposes of the foregoing, “Permanent and Total Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.

b)
If you cease active service with the Company’s Board of Directors upon the consummation of a Change in Control, all RSUs will vest and will be distributed to you in accordance with Section 4 of the Agreement.

c)
If you cease active service with the Company’s Board of Directors prior to the Vesting Date for Cause (as defined below), this Award will be forfeited in its entirety for no consideration on the date you cease active service. For purposes of this Agreement, (1) “Cause” shall mean violation of the Company’s Code of Conduct, the Company’s Corporate Governance Principles, or any other material written policy of the

Company and its Affiliates applicable to members of the Company’s Board of Directors or removal from the Board of Directors for a reason that constitutes “cause” under the General Corporate Law of the State of Maryland.

d)
If you cease active service with the Company’s Board of Directors prior to the Vesting Date for reasons other than the situations described in Section 3(a), 3(b) or 3(c) (including, but not limited to, your resignation from or decision not to stand for re-election to the Board, failure to be nominated by the Board for election or re-election to the Board, failure to be elected to the Board by the Company’s stockholders in cases where your resignation is accepted by the Board), you will receive pro-rata vesting based on the number of days you served during the period beginning on the Grant Date and ending on your last date of service for the Board, and all RSUs will be distributed to you in accordance with Section 4 of the Agreement.

4.    Distribution of the Award.
(a)    In General. Except as set forth in paragraph 4(b), as soon as practicable after the Vesting Date, but in no event later than sixty (60) days following the Vesting Date, the Company shall, subject to Section 9.5 of the Plan, transfer to you all of the Award Shares subject to the Award.
(b)    Election to Defer. Notwithstanding paragraph 4(a), you shall have the right to elect to defer receipt of some or all of the Award Shares that would otherwise be transferred to you on the Vesting Date pursuant to the Plan. Any such election shall be made in accordance with the terms of the RSU Deferral Election Form in substantially the form attached hereto as Exhibit A and shall be made not later than the “Election Deadline” set forth in the applicable RSU Deferral Election Form.
5.    Rights as a Stockholder. You will have no right as a stockholder with respect to any Award Shares underlying the RSUs until and unless ownership of such Award Shares has been transferred to you in accordance with the Agreement and the Plan.
6.    Award Not Transferable. This Award will not be assignable or transferable by you other than by will or by the laws of descent and distribution, or, with the consent of the Administrator, a DRO.
7.    Transferability of Award Shares. The Shares you will receive under the Award generally are freely tradable in the United States. However, you may not offer, sell or otherwise dispose of any Shares in a way which would: (a) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other country) or to amend or supplement any such filing or (b) violate or cause the Company to violate the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any other state or federal law, or the laws of any other country. The Company reserves the right to place restrictions required by law on Common Stock received by you pursuant to this Award.
8.    Conformity with the Plan. This Award is intended to conform in all respects with, and is subject to applicable provisions of, the Plan. Inconsistencies between the Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of the Agreement, you agree to be bound by all of the terms and conditions of the Agreement and the Plan.

9.    Section 409A. The parties acknowledge and agree that, to the extent applicable, the Agreement shall be interpreted in accordance with Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or guidance that may be issued after the date hereof (“Section 409A”). Notwithstanding any provision of the Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify you for failure to do so) such limited amendments to the Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the amounts payable hereunder from Section 409A and/or preserve the intended tax treatment of the amounts payable hereunder or (ii) comply with the requirements of Section 409A. To the extent that any payment under the Agreement would be considered an impermissible acceleration of payment that would result in a violation of Section 409A, the Company shall delay making such payment until the earliest date on which such payment may be made without violating Section 409A. Notwithstanding anything herein to the contrary, in no event shall any liability for failure to comply with the requirements of Section 409A be transferred from you or any other individual to any of the Tapestry Companies (as defined below) or any of their employees or agents pursuant to the terms of the Agreement or otherwise.
10.    Data Privacy. Where required by applicable law, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Data (as defined below) by and among, as necessary and applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social security or insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the RSUs or any other restricted stock units or other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to Fidelity Stock Plan Services or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You authorize the Company, Fidelity Stock Plan Services and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for sole the purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired upon vesting of the RSUs.
You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You understand that Data shall be held as long as is reasonably necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your service relationship with the Company will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing such consent may affect your ability to participate in the Plan. In addition, you understand that the Company and its Affiliates have separately implemented procedures for the handling of Data which the Company believes permits the Company to use the Data in the manner set forth above notwithstanding your withdrawal of such consent. For more information on the consequences of refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Finally, you understand that the Company may rely on a different legal basis for the collection, processing and/or transfer of Data either now or in the future and/or request you provide another data privacy consent. If applicable and upon request of the Company, you agree to provide an executed acknowledgment or data privacy consent (or any other acknowledgments, agreements or consents) to the Company that the Company may deem necessary to obtain under the data privacy laws in your country, either now or in the future. You understand that you may be unable to participate in the Plan if you fail to execute any such acknowledgment, agreement or consent requested by the Company.

11.    Miscellaneous.
(a)    Amendment or Modifications. The grant of this Award is documented by the minutes of the Board or by documents produced by the Company as authorized by such minutes, which records are the final determinant of the number of Shares granted and the conditions of this grant. The Board may amend or modify this Award in any manner to the extent that the Board would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall directly or indirectly impair or otherwise adversely affect your rights under the Agreement without your consent. Except as in accordance with the two immediately preceding sentences, the Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.
(b)    Governing Law. Notwithstanding anything herein to the contrary, all matters arising under the Agreement, including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of New York, without regard to the provisions of conflict of laws thereof.
(c)    Binding Arbitration.     All disputes, claims, controversies or causes of action between you and the Company or any of its Affiliates (collectively, the “Tapestry Companies”) or any of their employees and other service providers arising out of or related to the Agreement shall be determined exclusively by final, binding and confidential arbitration in accordance with this Section 10(c).   The arbitration shall be conducted before a single arbitrator in New York, New York (applying New York law) in accordance with the JAMS Employment Arbitration Rules & Procedures then in effect (a copy of such rules is available at https://www.jamsadr.com/rules-employment-arbitration/) and in the JAMS arbitral forum.  You and the Tapestry Companies shall be entitled to engage in discovery in the form of requests for documents, interrogatories, requests for admissions, physical and/or mental examinations and depositions, in accordance with and subject to the provisions of the Federal Rules of Civil Procedure.  Any disputes concerning discovery shall be resolved by the arbitrator.  The decision of the arbitrator appointed to hear the case will be final and binding on you and the Tapestry Companies.  The arbitrator’s award may be entered as a judgment in any court of competent jurisdiction in New York County, New York.  The party requesting the arbitration shall be responsible for paying any associated filing or administrative fees.  All other arbitration costs shall be shared equally by you and the Tapestry Companies; provided, however, the legal fees of the party that substantially prevails in the arbitration proceeding shall be paid by the non-prevailing party.  Such legal fees shall be paid no later than sixty (60) days following the issuance of the arbitrator’s decision.  With the exception of the foregoing clause, each party shall be responsible for the costs and fees of its counsel or other representative.
(d)    Successors and Assigns. Except as otherwise provided herein, the Agreement will bind and inure to the benefit of the respective successors and permitted assigns and heirs and legal representatives of the parties hereto whether so expressed or not.
(e)    Severability. Whenever feasible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.
(f)    Foreign Asset/Account Reporting Requirements and Exchange Controls. Your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares, sale proceeds resulting from the sale of Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should consult your personal legal advisor for any details.

In witness whereof, the parties hereto have executed and delivered the Agreement.
Tapestry, Inc.

Sarah Dunn
Global Human Resources Officer
Date: DATE OF GRANT
I acknowledge that I have read and understand the terms and conditions of the Agreement and of the Plan and I agree to be bound thereto.
AWARD RECIPIENT:

__________________________________
NAME
Date: ________________________

ANNEX

SPECIAL PROVISIONS FOR AWARD RECIPIENTS OUTSIDE THE UNITED STATES

This Annex includes additional terms and conditions that govern your Award if you reside and/or work outside the United States in the specific countries listed therein. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Agreement or the Plan.

This Annex may also include information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws concerning RSUs, as applicable, in effect as of August 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan as the information may be out of date at the time you vest in your RSUs or sell your Shares acquired under the Plan.

In addition, the information in this Annex is general in nature, does not discuss all of the various laws, rules and regulations which may apply to your particular situation and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country apply to your specific situation.

Finally, if you are a citizen or resident of a country other than the one in which you currently are residing and/or working, transfer employment and/or residency after the RSUs are granted to you, or are considered a resident of another country for local law purposes, the terms and conditions contained herein for the country you are residing and/or working in at the time of grant may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you. Similarly, the information contained herein may no longer be applicable in the same manner.

20585v1

COUNTRY SPECIFIC PROVISIONS

EUROPEAN UNION/EUROPEAN ECONOMIC AREA
The following provision replaces Section 10 of the Agreement if you are in the European Union or European Economic Area:
10. Data Privacy Notice.

a)
Data Collection and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes, uses and transfers certain personal data about you for the purpose of administering your participation in the Plan. Specifics of the data processing are described below.

b)
Controller, EU Representative and DPO. The Company is the controller responsible for the processing of your personal data in connection with the Plan. You can reach the data protection officer (DPO) of the Company at dpo@tapestry.com.

c)
Personal Data Subject to Processing. The Company collects, processes and uses the following types of personal data about you: your name, home address and telephone number, email address, date of birth, social insurance, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, settled, vested, unvested or outstanding in your favor , which the Company receives from you (“Personal Data”).

d)
Purposes and Legal Bases of Processing. The Company processes the Personal Data for the purpose of performing its contractual obligations under this Agreement, granting RSUs, implementing, administering and managing your participation in the Plan and facilitating compliance with applicable tax and securities law. The legal basis for the processing of the Personal Data by the Company and the third party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under this Agreement and for the Company’s legitimate business interests of managing the Plan and generally administering director equity awards.

e)
Stock Plan Administration Service Providers. The Company transfers Personal Data to Fidelity Stock Plan Services and its affiliated companies (collectively, “Fidelity”) who is an independent stock plan administrator with operations, relevant to the Company, in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and may share Personal Data with such service providers. As separate data controllers, the Company’s stock plan administrators will open an account for you to receive and trade Shares. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of your ability to participate in the Plan. Your Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating your participation in the Plan. You understand that you may request a list with the names and addresses of any potential recipients of Personal Data by contacting your local human resources representative.

f)
International Data Transfers. The Company and its service providers, including, without limitation, Fidelity, operate, relevant to the Company, in the United States, which means that it will be necessary for Personal Data to be transferred to, and processed in, the United States. You understand and acknowledge that the United States is not subject to an unlimited adequacy finding by the European Commission and that your Personal Data may not have an equivalent level of protection as compared to your country of residence. To provide appropriate safeguards for the protection of your Personal Data, the Personal Data is transferred to the Company based on data transfer and processing agreements implementing the EU Standard Contractual Clauses. You may request a copy of the safeguards used to protect your Personal Data by contacting the Company at: privacy@tapestry.com.

g)
Data Retention. The Company will use the Personal Data only as long as necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs the Personal Data, the Company will remove it from its systems. If the Company keeps data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.

h)
Data Subject Rights. To the extent provided by law, you have the right to (i) inquire whether and what kind of Personal Data the Company holds about you and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, or (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing or processed in non-compliance with applicable legal requirements. In addition, you have, to the extent provided by law, the right to (iv) request the Company to restrict the processing of Personal Data in certain situations where you feel its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of Personal Data that you have actively or passively provided to the Company, where the processing of such Personal Data is based on consent or a contractual agreement with you and is carried out by automated means. In case of concerns, you also have the right to (vii) lodge a complaint with the competent local data protection authority. To receive additional information regarding your rights, raise any other questions regarding the practices described in this Agreement or to exercise your rights, you should contact the Company at: privacy@tapestry.com.

i)
Contractual Requirement. Your provision of Personal Data and its processing as described above is a contractual requirement and a condition to your ability to participate in the Plan. You understand that, as a consequence of your refusing to provide Personal Data, the Company may not be able to allow you to participate in the Plan, grant RSUs to you or administer or maintain such RSUs. However, your participation in the Plan and your acceptance of this Agreement are purely voluntary. While you will not receive RSUs if you decide against participating in the Plan or providing Personal Data as described above, your career and salary will not be affected in any way. For more information on the consequences of the refusal to provide Personal Data, you may contact the Company at: privacy@tapestry.com.

CHINA

The following provisions apply if you are subject to the exchange control regulations in China, as determined by the Company in its sole discretion:

Exchange Control Requirements. By accepting the RSUs, you understand and agree that pursuant to local exchange control requirements, any Shares you acquire upon vesting of the RSUs must be held in an account with the Company’s designated broker and may not be transferred from such account. You further understand that you are permitted to sell Shares acquired under the Plan only through the Company’s designated broker.

You further understand and agree that, due to exchange control laws in China, you must immediately repatriate the proceeds from the sale of Shares and any cash dividends paid on such Shares to China. You understand that such repatriation of the proceeds will need to be effected through a special exchange control account established by the Company or an Affiliate, and you hereby consent and agree that the proceeds from the sale of Shares or the receipt of any cash dividends may be transferred to such special account prior to being delivered to you. The Company may deliver the proceeds to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, there may be delays in delivering the proceeds to you and due to fluctuations in the Common Stock trading price and/or the U.S. dollar/PRC exchange rate between the sale/payment date and (if later) when the proceeds can be converted into local currency, the proceeds that you receive may be more or less than the market value of the Common Stock on the sale/payment date. You agree to bear any currency fluctuation risk between the time the Shares are sold or dividends are paid and the time the proceeds are distributed to you. The Company is under no obligation to secure any particular exchange conversion rate. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Sale of Shares. This provision supplements Section 2 of the Agreement:

You agree that, at the Company’s discretion and instruction, any or all of the Shares issued upon vesting/settlement of the RSUs may be sold at any time (including immediately upon vesting or upon termination of your service relationship, as described below). Your acceptance of the RSUs constitutes your authorization for the Company to instruct its designated broker to assist with the sale of such Shares (on your behalf pursuant to this authorization without further consent) and you expressly authorize the Company’s designated broker to complete the sale of such Shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay you the cash proceeds from the sale of the Shares, less brokerage fees and subject to any obligation to satisfy Tax-Related Items.

Treatment of Shares and RSUs Upon Termination of Service Relationship. Due to exchange control regulations in China, you understand and agree that any Shares acquired under the Plan and held by you in your brokerage account must be sold within six months following the termination of your service relationship, or within such other period as determined by the Company or required by the China State Administration of Foreign Exchange (“SAFE”) (the “Mandatory Sale Date”). This includes any Shares that vest upon the termination of your service relationship. You understand that any Shares held by you that have not been sold by the Mandatory Sale Date will automatically be sold by the Company’s designated broker at the Company’s direction (on your behalf pursuant to this authorization without further consent), as described under "Sale of Shares" above.

If all or a portion of your RSUs become vested upon your termination of your service relationship or at some time following the termination of your service relationship, that portion will vest and become distributable immediately upon the termination of your service relationship. Any Shares distributed to you according to this paragraph must be sold by the Mandatory Sale Date or will be sold by the Company’s designated broker at the Company’s direction (on your behalf pursuant to this authorization without further consent), as described under "Sale of Shares" above. You will not continue to vest in RSUs or be entitled to any portion of RSUs after the termination of your service relationship.

ITALY

Plan Document Acknowledgment. In accepting the Award, you acknowledge that you have received a copy of the Plan and the Agreement and reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.

You further acknowledge that you have read and specifically and expressly approve the following sections of the Agreement: Section 10(b). Governing Law; Section 10(c). Binding Arbitration; Section 10(e). Severability; and the Data Privacy section of this Annex.

Foreign Asset/Account Reporting Information. If you are an Italian resident and at any time during the fiscal year hold investments or financial assets outside of Italy (e.g., cash, Shares) which may generate income taxable in Italy (or if you are the beneficial owner of such an investment or asset, even if you do not directly hold the investment or asset under Italian money laundering provisions), you are required to report such investments or assets on your annual tax return for such fiscal year (on UNICO Form, RW Schedule) or on a special form if you are not required to file a tax return.

11